Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of common stock, par value $0.00001 per share(2)			57,500,000	6,336.5
Warrant to purchase shares of common stock(3)			-	-
Shares of common stock issuable upon exercise of the warrants(3)			4,,600,000	506.92
Total			$62,100,000	$6,843.42

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the shares of common stock underlying the warrants by assuming that such warrants are exercisable at a price per share equal to 110% of the assumed price of $ per share.